Exhibit 99.1

SYSCO REPORTS STRONG LOCAL CASE GROWTH IN FIRST QUARTER AND

DELIVERS ADJUSTED DILUTED EPS OF $0.52; $0.41 ON A GAAP BASIS

Continued gross margin stabilization mitigates deflation

and currency translation pressure

HOUSTON, November 2, 2015 -- Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 26, 2015.¹

First Quarter Fiscal 2016 Highlights²

•	Sales increased 0.9% to $12.6 billion;
•	Gross profit increased 2.3% to $2.2 billion; gross margin increased 23 basis points to 17.81%;
•	Adjusted operating income decreased 0.5% to $506 million; and
•	Adjusted Earnings Per Share (EPS) was flat at $0.52.

“Our first quarter results demonstrate important early progress toward achieving our recently established three-year financial goals,” said Bill DeLaney, Sysco president and chief executive officer. “Specifically, our U.S. Broadline operations delivered strong local case growth and excellent gross margin management in a challenging deflationary environment.”

First Quarter Fiscal 2016 Summary

Sales for the first quarter were $12.6 billion, an increase of 0.9% compared to the same period last year. Overall food cost deflation was 0.2% (1.1% in US Broadline) as measured by the estimated change in Sysco’s product costs, with deflation in the dairy, meat, poultry and seafood categories, partially offset by modest inflation in other categories. In addition, sales from acquisitions (completed within the last 12 months) increased sales by 0.4%, and the impact of changes in foreign exchange rates decreased sales by 2.0%. Case volume for the company’s U.S. Broadline operations grew 3.4% during the quarter. Local case growth within U.S. Broadline operations grew 2.0%. Gross profit was $2.2 billion, an increase of 2.3% compared to the same period last year. Gross margin increased 23 basis points to 17.81%.

¹Financial comparisons presented in this release are compared to the same period in the prior year. Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include merger-related costs. A reconciliation of non-GAAP measures is included in this release.

²On a GAAP basis, first quarter 2015 operating income was $493 million, an increase of 6.0% from the prior year, and diluted EPS was $0.41, a decrease of 12.8% from the prior year.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $52 million, or 3.1%, compared to the same period last year, due mainly to higher payroll expenses, which were driven by higher case volume and incentive accruals. Adjusted operating income was $506 million, a decrease of $3 million, or 0.5%, compared to the same period last year. Adjusted interest expense was $32 million, an increase of $5 million compared to the same period last year. Adjusted net earnings were $312 million, an increase of $3 million, or 0.9%, compared to the same period last year. Adjusted diluted EPS was $0.52, which was flat compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses increased $21 million, or 1.2%, compared to the same period last year, due mainly to higher payroll expenses, which were driven by higher case volume, incentive accruals and $10 million in merger termination expenses. Operating income was $493 million, an increase of $28 million, or 6.0%, compared to the same period last year. Interest expense was $127 million, including the impact of $95 million in merger termination-related debt costs. Net earnings were $244 million, a decrease of $34 million, or 12.3%, compared to the same period last year. Diluted EPS was $0.41, which was 12.8% lower compared to the same period last year.

Capital Allocation

On September 23, 2015, Sysco priced $2 billion of senior notes at a weighted average coupon of 3.59%. The proceeds were immediately used to execute the $1.5 billion accelerated stock repurchase program (ASR) and to pay down $500 million of commercial paper. The ASR resulted in the repurchase of 32 million shares of Sysco stock on September 28, 2015.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $120 million for the first 13 weeks of fiscal 2016, which was essentially flat compared to the same period last year. The primary areas for investment included fleet replacements and business technology.

Both cash flow from operations and free cash flow included a negative $260 million cash impact from certain items related to the termination of the proposed merger with US Foods. Including this impact, cash flow from operations was negative $261 million for the first 13 weeks of fiscal 2016, which was $324 million lower compared to the same period last year. Free cash flow was negative $381 million, which was $326 million lower compared to the same period last year.

Conference Call & Webcast

Sysco’s first quarter fiscal 2016 earnings conference call will be held on Monday, November 2, 2015, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at investors.sysco.com.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at investors.sysco.com. We encourage investors to consult that section of our website regularly for important information about us.

	13-Week Period Ended
Financial Comparison	September 26, 2015	September 27, 2014	Change
Sales:	$12.6 billion	$12.4 billion	0.9%
Real Growth (non-gaap)³	2.8%	1.3%	150bps
Food Cost Inflation	-0.2%	4.9%	-510bps
Acquisitions	0.4%	0.6%	-20bps
Impact of Foreign Exchange Rate Translation	-2.0%	-0.5%	-150bps
Gross Profit:	$2.2 billion	$2.2 billion	2.3%
Gross Margin	17.81%	17.59%	+23bps

Non-GAAP³:
Operating Expenses	$1.7 billion	$1.7 billion	3.1%
Operating Income	$506 million	$509 million	-0.5%
Operating Margin	4.03%	4.09%	-6bps
Net Income	$312 million	$309 million	0.9%
Diluted Earnings Per Share	$0.52	$0.52	0.0%

GAAP:
Operating Expenses	$1.7 billion	$1.7 billion	1.2%
Includes US Foods Merger and Termination-Related Expense of:	$10 million	$40 million	-75.8%
Operating Income	$493 million	$466 million	6.0%
Operating Margin	3.93%	3.74%	+19bps
Net Earnings	$244 million	$279 million	-12.3%
Diluted Earnings Per Share	$0.41	$0.47	-12.8%
Dividends Paid Per Share	$0.30	$0.29	3.4%

Business Highlights
Total Sales:	$12.6 billion	$12.4 billion	0.9%
Broadline	$10.0 billion	$10.0 billion	0.6%
SYGMA	$1.4 billion	$1.5 billion	-6.2%
Other	$1.4 billion	$1.3 billion	15.6%
Intersegment	($358) million	($320) million	-12.0%

Case Growth:
U.S. Broadline	3.4%	2.5%	90 bps
Local	2.0%	1.4%	60 bps

Sysco Brand Sales
Sysco Brand Sales as a % of U.S. Broadline	37.06%	36.92%	14bps

Note:

³A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For fiscal year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at

https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2016 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to our three-year financial goals, including targets for operating income and adjusted ROIC, and the key levers for realizing these goals, expectations regarding food cost inflation and deflation and currency translation, expectations regarding share repurchases, and expectations regarding earnings per share. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial goals and earnings per share, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding share repurchases are subject to various factors beyond management’s control, including fluctuations in the stock market, and decisions regarding share repurchases are subject to change based on management’s subjective evaluation of the Company’s needs. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2015, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sep. 26, 2015	Sep. 27, 2014
Sales	$12,562,611	$12,445,081
Cost of sales	10,324,616	10,256,364

Gross profit	2,237,995	2,188,717
Operating expenses	1,744,521	1,723,104

Operating income	493,474	465,613
Interest expense	126,907	30,934
Other expense (income), net	(15,240)	(2,188)

Earnings before income taxes	381,807	436,867
Income taxes	137,387	158,054

Net earnings	$244,420	$278,813

Net earnings:
Basic earnings per share	$0.41	$0.47
Diluted earnings per share	0.41	0.47

Average shares outstanding	596,698,935	588,277,056
Diluted shares outstanding	600,789,913	593,309,750

Dividends declared per common share	$0.30	$0.29

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Sep. 26, 2015	June 27, 2015	Sep. 27, 2014

ASSETS
Current assets
Cash and cash equivalents	$388,256	$5,130,044	384,898
Accounts and notes receivable, less allowances of $46,470, $41,720 and $60,879	3,531,105	3,353,381	3,646,817
Inventories	2,841,361	2,691,823	2,845,641
Deferred income taxes	85,416	135,254	140,554
Prepaid expenses and other current assets	93,015	93,039	90,493
Prepaid income taxes	88,807	90,763	-

Total current assets	7,027,960	11,494,304	7,108,403
Plant and equipment at cost, less depreciation	3,961,299	3,982,143	3,968,713
Other assets
Goodwill	1,981,390	1,959,817	1,980,524
Intangibles, less amortization	168,541	154,809	180,325
Restricted cash	-	168,274	165,437
Other assets	232,361	229,934	190,631

Total other assets	2,382,292	2,512,834	2,516,917

Total assets	$13,371,551	$17,989,281	13,594,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$51,806	$70,751	78,635
Accounts payable	2,887,863	2,881,953	2,924,417
Accrued expenses	999,337	1,467,610	1,132,069
Accrued income taxes	-	-	94,437
Current maturities of long-term debt	31,810	4,979,301	306,931

Total current liabilities	3,970,816	9,399,615	4,536,489
Other liabilities
Long-term debt	3,004,618	2,271,825	2,626,610
Deferred income taxes	160,688	81,591	115,500
Other long-term liabilities	885,501	934,722	959,920

Total other liabilities	4,050,807	3,288,138	3,702,030
Commitments and contingencies
Noncontrolling interest	44,243	41,304	34,098
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	-	-	-
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,231,506	1,213,999	1,155,838
Retained earnings	8,816,245	8,751,985	8,878,693
Accumulated other comprehensive loss	(1,007,539)	(923,197)	(743,172)
Treasury stock at cost, 169,052,528, 170,857,231 and 177,897,055 shares	(4,499,702)	(4,547,738)	(4,735,118)

Total shareholders’ equity	5,305,685	5,260,224	5,321,416

Total liabilities and shareholders’ equity	$13,371,551	$17,989,281	13,594,033

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sep. 26, 2015	Sep. 27, 2014
Cash flows from operating activities:
Net earnings	$244,420	$278,813
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	11,636	12,161
Depreciation and amortization	135,961	133,996
Amortization of debt issuance and other debt-related costs	6,161	3,803
Loss on extinguishment of debt	86,460	-
Deferred income taxes	124,631	9,940
Provision for losses on receivables	1,546	6,058
Other non-cash items	(4,511)	(1,280)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(211,035)	(267,602)
(Increase) in inventories	(162,867)	(251,998)
Decrease (increase) in prepaid expenses and other current assets	165	(7,019)
Increase in accounts payable	23,580	99,744
Increase in accrued expenses	(470,409)	(28,725)
Increase in accrued income taxes	5,833	137,506
(Increase) decrease in other assets	(10,354)	2,327
(Decrease) in other long-term liabilities	(38,419)	(64,417)
Excess tax benefits from share-based compensation arrangements	(4,280)	(689)

Net cash (used in) provided by operating activities	(261,482)	62,618

Cash flows from investing activities:
Additions to plant and equipment	(121,243)	(118,821)
Proceeds from sales of plant and equipment	1,506	1,126
Acquisition of businesses, net of cash acquired	(83,598)	(32,074)
Decrease (increase) in restricted cash	168,274	(20,025)

Net cash used for investing activities	(35,061)	(169,794)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	717,600	268,598
Other debt borrowings	4,148	13,901
Other debt repayments	(3,659)	(4,207)
Redemption of senior notes	(5,050,000)	-
Debt issuance costs	-	(642)
Cash paid for settlement of cash flow hedge	-	(58,935)
Cash received from the termination of interest rate swap agreements	14,496	-
Proceeds from stock option exercises	54,768	35,179
Dividends paid	(179,037)	(170,049)
Excess tax benefits from share-based compensation arrangements	4,280	689

Net cash provided by (used for) financing activities	(4,437,404)	84,534

Effect of exchange rates on cash	(7,841)	(5,506)

Net decrease in cash and cash equivalents	(4,741,788)	(28,148)
Cash and cash equivalents at beginning of period	5,130,044	413,046

Cash and cash equivalents at end of period	$388,256	$384,898

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$93,976	$49,921
Income taxes	13,298	15,827

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include severance charges, merger and integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods), facility closure charges and US Foods related financing costs. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items”. Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Sep. 26, 2015	13-Week Period Ended Sep. 27, 2014	13-Week Period Change in Dollars	13-Week Period % Change
Sales	$12,562,611	$12,445,081	$117,530	0.9%

Operating expenses (GAAP)	$1,744,521	$1,723,104	$21,417	1.2%
Impact of severance charges	(3,189)	(1,804)	(1,385)	76.8
Impact of US Foods merger and integration planning costs	(9,816)	(40,481)	30,665	-75.8
Impact of facility closure charges	-	(1,150)	1,150	NM

subtotal - Impact of Certain Items on operating expenses	(13,005)	(43,435)	30,430	-70.1

Operating expenses adjusted for certain items (Non-GAAP)	$1,731,516	$1,679,669	$51,847	3.1%

Operating income (GAAP)	$493,474	$465,613	$27,861	6.0%
Impact of Certain Items on operating income	13,005	43,435	(30,430)	-70.1

Operating income adjusted for certain items (Non-GAAP)	$506,479	$509,048	$(2,569)	-0.5%

Operating margin (GAAP)	3.93%	3.74%	0.19%	5.0%
Operating margin (Non-GAAP)	4.03%	4.09%	-0.06%	-1.4%

Interest expense (GAAP)	$126,907	$30,934	$95,973	NM %
Impact of US Foods financing costs	(94,835)	(3,703)	(91,132)	NM

Adjusted interest expense (Non-GAAP)	$32,072	$27,231	$4,841	17.8%

Net earnings (GAAP) (1)	$244,420	$278,813	$(34,393)	-12.3%
Impact of severance charge (net of tax)	1,991	1,151	840	73.0
Impact of US Foods merger and integration planning costs (net of tax)	6,128	25,835	(19,707)	-76.3
Impact of facility closure charges (net of tax)	-	734	(734)	NM
Impact of US Foods Financing Costs (net of tax)	59,203	2,363	56,840	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$311,742	$308,896	$2,846	0.9%

Diluted earnings per share (GAAP) (1)	$0.41	$0.47	$(0.06)	-12.8%
Impact of US Foods merger and integration planning costs	0.01	0.04	(0.03)	-75.0
Impact of US Foods Financing Costs	0.10	-	0.10	NM

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$0.52	$0.52	$-	0.0%

Diluted shares outstanding	600,789,913	593,309,750

(1) The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $40,518 and $17,054 for the 13-week periods ended September 26, 2015 and September 27, 2014, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction.

(2) Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep 26, 2015	13-Week Period Ended Sep 27, 2014	13-Week Period Change in Dollars	13-Week Period % Change
Net cash provided by operating activities (GAAP)	$(261,482)	$62,618	$(324,100)	-517.6%
Additions to plant and equipment	(121,243)	(118,821)	(2,422)	-2.0
Proceeds from sales of plant and equipment	1,506	1,126	380	33.7

Free Cash Flow (Non-GAAP)	$(381,219)	$(55,077)	$(326,142)	592.2%

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Real Growth

Real growth represents our sales growth after removing the impact of food cost inflation / deflation, sales from acquisitions that occurred within the last 12 months and the impact of foreign exchange rate translation. Sysco considers real growth to be a performance measure that provides useful information to management and investors about the amount of sales growth organically generated. Real growth is a commonly used metric within the food-away-from-home industry. The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s sales growth for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the components of real growth noted above.

	13-Week Period Ended Sep 26, 2015	13-Week Period Ended Sep 27, 2014
Sales Growth (GAAP)	0.9%	6.2%
Less:
Food cost inflation (deflation)	-0.2	4.9
Acquisitions	0.4	0.6
Impact of foreign exchange rate translation	-2.0	-0.5

Real Growth (Non-GAAP) (1)	2.8%	1.3%

(1) Individual components of real growth may not add to the total presented due to rounding.